EXHIBIT 23.0




                     CONSENT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Stockholders of Armatron International, Inc.:



      We consent to the incorporation by reference in the Registration Statements on Form S-3 (SEC File No. 2-80846 and SEC File No. 2-80950) and in the Registration Statement on Form S-8 (SEC File No. 2-80846) of Armatron International, Inc. of our reports dated December 9, 1996, on our audit of the consolidated financial statements and financial statement schedules of Armatron International, Inc. as of September 30, 1995 and 1995, and for the year ended September 30, 1996 and 1995, which report is incorporated by referenced or included in this Annual Report on Form 10-K.



Needham, Massachusetts
                                         R. J. GOLD & COMPANY P.C.

December 20, 1996